                                                                    Exhibit 12.7

        Coral Reserves Natural Gas Income Fund 1992 Limited Partnership
               Calculation of Ratio of Earnings to Fixed Charges

                                                                                            Three months ended
                                Years ended December 31,                                         March 31,
                                ------------------------                                         ---------
                         1995       1996          1997          1998          1999            1999         2000
                         ----       ----          ----          ----          ----            ----         ----
Earnings
--------
Pre-tax Income          405,933    985,917       906,331       421,505       547,345           1,651      172,312
Add: Interest Expense         -      4,312        25,136        38,430        50,472          12,592       13,245
                        -------    -------       -------       -------       -------         -------      -------
                        405,933    990,229       931,467       459,935       597,817          14,243      185,557

Fixed Charges
-------------
Interest Expense              -      4,312        25,136        38,430        50,472          12,592       13,245
                        -------    -------       -------       -------       -------         -------      -------

Ratio of earnings to
     fixed charges           (1)   229.6:1        37.1:1        12.0:1        11.8:1           1.1:1       14.0:1
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(1) Not applicable since CR92 incurred no interest expense or other fixed charges